                                                                   EXHIBIT 2(a)




                            STOCK EXCHANGE AGREEMENT

                           dated as of August 3, 1994

                                  BY AND AMONG



                            QUAKER STATE CORPORATION


                                      AND



                    L. DAVID MYATT and MARGARET TENNEY MYATT

               DENNIS M. MYATT, JR. and MARY ANN McCLENDON MYATT

                              DENNIS M. MYATT, III

                              LDM WESTLAND TRUST 1

                              LDM WESTLAND TRUST 2

                                      and

                               DMM WESTLAND TRUST

                                (STOCKHOLDERS OF
                          WESTLAND OIL COMPANY, INC.)

ARTICLE 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  EXCHANGE OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   SECTION 1.1  Exchange of Company Shares for Parent Shares  . . . . . . . . . . . . . . . . . . . . . . .   2
   SECTION 1.2  Closing Date, Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   SECTION 1.3  Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   SECTION 2.1  Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   SECTION 2.2  Articles of Incorporation and By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   SECTION 2.3  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   SECTION 2.4  Investment Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   SECTION 2.5  Ownership of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   SECTION 2.6  Valid Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   SECTION 2.7  No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   SECTION 2.8  Required Filings and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   SECTION 2.9  Permits; Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   SECTION 2.10  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   SECTION 2.11  Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   SECTION 2.12  Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   SECTION 2.13  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   SECTION 2.14  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   SECTION 2.15  Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   SECTION 2.16  Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   SECTION 2.17  Employee Benefit Plans; Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   SECTION 2.18  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   SECTION 2.19  Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   SECTION 2.20  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   SECTION 2.21  Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   SECTION 2.22  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   SECTION 2.23  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   SECTION 2.24  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   SECTION 2.25  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   SECTION 2.26  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  REPRESENTATIONS AND WARRANTIES OF PARENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   SECTION 3.1  Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   SECTION 3.2  Certificate of Incorporation and By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . .  18
   SECTION 3.3  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   SECTION 3.4  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   SECTION 3.5  No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . . .  20




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
   SECTION 3.6  Reports; Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   SECTION 3.7  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   SECTION 3.8  Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   SECTION 3.9  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   SECTION 3.10  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   SECTION 3.11  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   SECTION 3.12  Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   SECTION 3.13  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   SECTION 4.1  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   SECTION 4.2  Negative Covenants of the Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   SECTION 4.3  Negative Covenants of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   SECTION 4.4  Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   SECTION 4.5  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   SECTION 5.1  Registration Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   SECTION 5.2  Appropriate Action; Consents; Filings . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   SECTION 5.3  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   SECTION 5.4  NYSE Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   SECTION 5.5  Indemnification of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . .  30
   SECTION 5.6  Company Employees Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   SECTION 5.7  Motor Oil Division  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   SECTION 5.8  Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   SECTION 5.9  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   SECTION 6.1  Conditions to Obligations of Each Party Under this Agreement  . . . . . . . . . . . . . . .  35
   SECTION 6.2  Additional Conditions to Obligations of Parent  . . . . . . . . . . . . . . . . . . . . . .  36
   SECTION 6.3  Additional Conditions to Obligations of the Stockholders  . . . . . . . . . . . . . . . . .  37

ARTICLE 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   SECTION 7.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   SECTION 7.4  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41




                                      -ii-
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
  SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   SECTION 8.1  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   SECTION 8.2  Indemnification by the Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   SECTION 8.3  Indemnification Based on Private Placement Disclosures  . . . . . . . . . . . . . . . . . .  42
   SECTION 8.4  Indemnification by Parent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   SECTION 8.5  Claims Against Indemnified Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   SECTION 8.6  Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
   SECTION 8.7  Fraud; Willful Breach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
   SECTION  9.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
   SECTION  9.2  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   SECTION  9.3  Means of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   SECTION  9.4  Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   SECTION  9.5  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
   SECTION  9.6  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
   SECTION  9.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
   SECTION  9.8  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
   SECTION  9.9  Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
   SECTION 9.10  Failure or Indulgence Not Waiver; Remedies Cumulative  . . . . . . . . . . . . . . . . . .  50
   SECTION 9.11  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   SECTION 9.12  Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   SECTION 9.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

  STOCK EXCHANGE AGREEMENT, dated as of August 3, 1994 (this "Agreement"), among QUAKER STATE CORPORATION, a Delaware corporation ("Parent") and L. DAVID MYATT, an individual resident of Louisiana, MARGARET TENNEY MYATT, an individual resident of Louisiana, DENNIS M. MYATT, JR., an individual resident of Louisiana, MARY ANN McCLENDON MYATT, an individual resident of Louisiana, DENNIS M. MYATT, III, an individual resident of Louisiana, Dennis M. Myatt, Jr., in his capacity as sole Trustee of the LDM WESTLAND TRUST 1, a trust created under the laws of the State of Louisiana on October 8, 1992, Dennis M. Myatt, Jr., in his capacity as sole Trustee of the LDM WESTLAND TRUST 2, a trust created under the laws of the State of Louisiana on October 8, 1992, and Sarah Myatt O'Dom, in her capacity as sole Trustee of the DMM WESTLAND TRUST, a trust created under the laws of the State of Louisiana on October 8, 1992 (collectively, the "Stockholders"), each of whom is a shareholder of WESTLAND OIL COMPANY, INC., a Louisiana corporation ("Westland" or the "Company").

  WHEREAS, Parent desires to acquire from the Stockholders, and the Stockholders desire to transfer to Parent (the "Exchange"), all of the outstanding shares of common stock, no par value, of the Company (the "Company Shares") in exchange for four million shares of the common stock, $1.00 par value (the "Parent Common Stock"), of Parent (the "Parent Shares"); and

  WHEREAS, the Board of Directors of Parent has determined that the Exchange is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders and has approved this Agreement and the transactions contemplated hereby; and

  WHEREAS, each of the Stockholders has reviewed this Agreement and all other information deemed necessary or appropriate by such Stockholder to be reviewed in connection with the Exchange and has determined to execute this Agreement and consummate the transactions contemplated hereby; and

  WHEREAS, for federal income tax purposes, it is intended that the Exchange qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and, for financial accounting purposes, it is intended that the Exchange be accounted for on a pooling of interests basis.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                               EXCHANGE OF STOCK

  SECTION 1.1 Exchange of Company Shares for Parent Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, (a) each of the Stockholders shall assign and transfer to Parent, and Parent shall acquire from each of the Stockholders, on the Closing Date (as defined in Section 1.2) the number of Company Shares set forth opposite such Stockholder's name on Schedule 1.1 hereto, in each case solely in exchange for Parent Shares as set forth in Section 1.1(b) hereof; and (b) Parent shall issue and deliver to each of the Stockholders, and each of the Stockholders shall acquire and accept from Parent, on the Closing Date, in exchange for his or its Company Shares, the number of Parent Shares set forth opposite such Stockholder's name on Schedule 1.1 hereto.

  SECTION 1.2 Closing Date, Time and Place. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article 6, the parties hereto shall consummate the Exchange. The date on which the Exchange shall be consummated is hereinafter referred to as the "Closing Date". The Exchange shall take place at 10:00 a.m., Eastern Time, on the Closing Date at the offices of Kirkpatrick & Lockhart, 1500 Oliver Building, Pittsburgh, Pennsylvania.

  SECTION 1.3 Directors and Officers. The Stockholders shall take all necessary action so that, immediately after the consummation of the Exchange, the directors of the Company shall be Herbert M. Baum, Conrad A. Conrad, L. David Myatt, William Grube and Dennis M. Myatt, each to hold office in
accordance with the   Articles of Incorporation and By-Laws of the Company, and
the officers of the Company immediately prior to the Closing Date shall continue after the Closing Date to be the officers of the Company, in each case until their resignation, death or disqualification or until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 2

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

  Except as set forth in the disclosure schedule delivered by the Stockholders to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific section references, each Stockholder, severally and not jointly, hereby represents and warrants to Parent as follows; provided, however, that the representations and warranties set forth in Sections 2.1 through 2.3, 2.7(b) and 2.8 through 2.26 are limited by such Stockholder's knowledge:

  SECTION 2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, other than where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a Company Material Adverse Effect. The Company has no subsidiaries, and there are no partnerships or joint venture arrangements or other business entities in which the Company owns an equity interest. The Company Disclosure Schedule sets forth in Section 2.1 a complete and accurate list of the jurisdictions in which the Company is qualified to do business as a foreign corporation.

  SECTION 2.2 Articles of Incorporation and By-Laws. The Stockholders have heretofore furnished to Parent complete and correct copies of the Company's Articles of Incorporation and By-Laws, in each case as amended or restated to date. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws, all of which are in full force and effect.

  SECTION 2.3 Capitalization. (a) The equity capitalization of the Company is as set forth in Section 2.3 of the Company Disclosure Schedule. All Company Shares are validly issued, fully paid and nonassessable.

  (b) Other than the Company Shares, there are not now, and on the Closing Date there will not be, any (i) shares of capital stock or other equity securities of the Company outstanding or (ii) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Company, or agreements, understandings or arrangements to which the Company is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no restrictions on transfer, voting trusts, proxies or other agreements, arrangements or understandings to which the Company is a party or by which the Company is bound with respect to any shares of capital stock of the Company. All transactions in securities of the Company effected by the Company have been effected in compliance with all applicable laws and regulations and after disclosure to the other parties to such transactions of all material facts regarding the Company.

  SECTION 2.4 Investment Purposes. (a) Such Stockholder is an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act")) and is not relying on a financial advisor in connection with his, her or its participation in the transactions contemplated hereby or John W. Dean (the "Purchaser Representative") is such Stockholder's purchaser representative (as such term is defined in Rule 501(h) of Regulation D promulgated under the Securities
Act) in connection with evaluating the merits and risks of this Agreement, the Exchange and the issuance to such Stockholder of Parent Common Stock pursuant thereto. If such Stockholder is relying upon the Purchaser Representative in such connection, the Purchaser Representative has disclosed to such Stockholder any material relationship between himself and his Affiliates and the Company or Parent or any of their respective Affiliates during the past two years or currently contemplated and any compensation received or to be received as a result of such relationship.

  (b) Such Stockholder and the Purchaser Representative have been provided with and have reviewed copies of the reports and financial statements provided pursuant to Section 3.6 hereof and the other documents set forth in Section 2.4 of the Company Disclosure Schedule (including a copy of the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") referred to in
Section 2.21 hereof) and have attended one or more meetings at which representatives of the Company, Merrill Lynch and counsel to the Company and the Stockholders have made presentations concerning this Agreement and the Exchange (all such written materials, including this Agreement and the Exhibits and Schedules hereto, and such presentations are hereinafter referred to as the "Disclosure Information") and no person has made any representations or warranties of any kind or nature to induce such Stockholder to enter into this Agreement except as set forth in the written Disclosure Information. Such Stockholder acknowledges that L. David Myatt received additional information with respect to Parent in connection with the negotiation of the transactions contemplated hereby.

  (c) Such Stockholder understands that the shares of Parent Common Stock to be issued to such Stockholder as a result of the Exchange will not be registered under the Securities Act or any applicable state securities law and that, as a result, such shares of Parent Common Stock may be sold by such Stockholder only pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements, if available, and in compliance with applicable state securities laws and that certificates representing such shares of Parent Common Stock will contain an appropriate legend to the effect of the foregoing and that such Stockholder will be entering into as of the Closing Date a Registration Rights Agreement (as defined in Section 5.1 hereof), which agreement contains certain restrictions on transfers and acquisitions of additional shares of Parent Common Stock by the Stockholders.

  (d) Such Stockholder and the Purchaser Representative have had the opportunity at a reasonable time prior to the date of this Agreement to ask questions concerning the terms and conditions of this Agreement of representatives of the Company and its financial advisor and Parent and to obtain any additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided as set forth in Section 2.4(b) hereof.

  (e) Such Stockholder and the Purchaser Representative have made an independent investigation of the pertinent facts relating to the Exchange, have reviewed carefully the terms of this Agreement and the information furnished to such Stockholder and the Purchaser Representative (including the Disclosure Information) to the extent each such person deems necessary to be fully informed with respect thereto and understand the nature of an investment in the Parent Common Stock.

  (f) Such Stockholder has, or such Stockholder and the Purchaser Representative together have, such knowledge and experience in financial, investment and business matters that such Stockholder is, or such Stockholder and the Purchaser Representative together are, capable of evaluating the merits and risks of an investment in the Parent Common Stock and protecting such Stockholder's interests in connection with an investment in Parent Common Stock.

  (g) Such Stockholder has, or such Stockholder and the Purchaser Representative have, reviewed such Stockholder's financial condition and commitments, and such Stockholder is, or such Stockholder and the Purchaser Representative are, satisfied that such Stockholder has adequate means of providing for such Stockholder's financial needs and possible contingencies, has no present or existing or contemplated future need to dispose of all or any portion of his, her or its interest in Parent Shares to satisfy any existing or contemplated undertaking, need or indebtedness, and has assets or sources of income that, taken together, are more than sufficient so that such Stockholder can bear the risk of the loss of his, her or its entire investment in Parent Common Stock.

  (h) Such Stockholder is acquiring an interest in Parent Common Stock for his, her or its own account, as a principal, for investment, and not with a view to resale or distribution. Such Stockholder has no plan or intention to sell, exchange or otherwise dispose of such interest. Such Stockholder understands that the shares of Parent Common Stock he, she or it is acquiring as a result of the Exchange have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the representations and warranties made by such Stockholder in this Agreement. Such Stockholder understands that Parent is relying upon such Stockholder's representations and warranties and agreements contained in this Agreement for the purpose of determining whether the Exchange meets the requirements for such exemptions. Such Stockholder understands that he, she or it must bear the economic risks of such Stockholder's investment in Parent Common Stock for an indefinite period of time.

  SECTION 2.5 Ownership of Stock. (a) In Section 2.3 of the Company Disclosure Schedule is a list that sets forth for such Stockholder, (i) the number of shares of any class of capital stock of the Company that such Stockholder owns, (ii) such Stockholder's principal address and (iii) such Stockholder's marital status, if applicable.

  (b) Such Stockholder is the sole lawful record and beneficial owner of, and has good and valid title to, the Company Shares listed in Section 2.3 of the Company Disclosure Schedule opposite such Stockholder's name, free and clear of all liens, encumbrances, equities, restrictions and claims of every kind.

  (c)  The Company Shares set forth opposite such Stockholder's name in such
Section 2.3 constitute all the issued and outstanding shares of capital stock of the Company owned by such Stockholder.

  (d) There are no outstanding contractual obligations or rights of such Stockholder to purchase or otherwise acquire, whether from the Company or from any other shareholder or otherwise, or to sell or otherwise dispose of, any shares of capital stock or other ownership interests, or securities convertible into or exchangeable or exercisable for shares of capital stock or other ownership interests, of the Company.

  SECTION 2.6 Valid Agreement. (a) This Agreement has been duly executed and delivered by, and assuming the due authorization, execution and delivery hereof by Parent constitutes the legal, valid and binding obligation of, such Stockholder, and is enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

  (b) No approval, consent, registration, authorization or permit of, and no filing or notification with, any person not a party to this Agreement including Governmental Entities (as defined in Section 2.8 hereof), is required to be obtained or made by such Stockholder as a condition precedent for the execution and delivery of this Agreement by such Stockholder or for the consummation by such Stockholder of the transactions contemplated by this Agreement or the performance by such Stockholder of his, her or its obligations hereunder.

  SECTION 2.7 No Conflict. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of his, her or its obligations hereunder will not, (i) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to such Stockholder or by which any of his, her or its properties or assets are bound, or (ii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of his, her or its properties or assets is bound.

  (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of his, her or its obligations hereunder will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) conflict with, breach or violate any Law in effect as of the date of this Agreement and applicable to the Company or by which any of its properties or assets are bound, or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound.

  SECTION 2.8 Required Filings and Consents. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his or its obligations hereunder will not, require such Stockholder or the Company to obtain any consent, registration, approval, authorization or permit of, to make any filing with, or to give notification to, any person, including any governmental or regulatory authority, agency, court or commission, domestic or foreign (collectively, "Governmental Entities"), based on any Law or other requirement of any Governmental Entity in effect as of the date of this Agreement, except under the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

  SECTION 2.9 Permits; Compliance. As of the date of this Agreement, the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), all of which are in full force and effect and there is no action, proceeding or investigation pending or threatened regarding suspension, modification, amendment or cancellation of any of the Company Permits, except for such failures to possess, suspensions, modifications, amendments and cancellations which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is and its business is conducted in compliance with (a) all Laws applicable to the Company or by which its properties or assets are bound or subject and (b) all Company Permits, except for such failures to be in such compliance which would not, individually or in the aggregate, have a Company Material Adverse Effect.

  SECTION 2.10 Financial Statements. The Stockholders have delivered to Parent true, correct and complete copies of the Company's balance sheets, income statements and statements of cash flow as of and for the years ended December 31, 1991, 1992 and 1993, together with the report thereon of the Company's independent certified public accountants, and of the Company's unaudited balance sheet, income statement and statement of cash flows as of and for the period ended March 31, 1994. Each of such financial statements as of and for the years ended December 31, 1991, 1992 and 1993 (including, in each case, any related notes) (a) has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein), and (b) fairly presents the financial position of the Company as of the respective dates thereof and its results of operations and cash flows for the periods indicated. The financial statements (including any related notes) for the period ended March 31, 1994 (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein and except that such statements omit footnote disclosure as permitted by applicable regulations), and (ii) fairly present the financial position of the Company as of the date thereof and its results of operations and cash flows for the period then ended (subject to normal and recurring year-end adjustments).

  SECTION 2.11 Absence of Certain Changes or Events. Except as specifically provided in this Agreement, during the period commencing January 1, 1994, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any properties or assets of the Company which resulted or is reasonably likely to result in a Company Material Adverse Effect; (b) any change by the Company of its accounting methods, principles or practices; (c) with the exception of the Special AAA Distribution, any declaration, setting aside or payment of dividends or distributions in respect of the Company Shares or any redemption, purchase or other acquisition of any of the Company's securities; (d) any increase in the benefits under, the establishment or amendment of, or the entering into, any Benefit Plan (as defined in Section 2.17 hereof); (e) any increase in the compensation payable or to become payable to any director or officer of the Company; or (f) a Company Material Adverse Effect or any changes or events or developments which, individually or in the aggregate, have resulted or are reasonably likely to result in a Company Material Adverse Effect.

  SECTION 2.12 Absence of Litigation. There is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or threatened against the Company or any properties or rights of the Company (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations in which the damages, individually or in the aggregate, are not reasonably expected to exceed $100,000 and no equitable relief is being sought), and the Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

  SECTION 2.13 Indebtedness. The Company Disclosure Schedule sets forth an accurate and complete list of each instrument which evidences or sets forth the terms of indebtedness for borrowed money of the Company (including any indebtedness of any other person or entity that is guaranteed, directly or indirectly, by the Company), all constituent documents related to such indebtedness or guarantee and the aggregate principal amount thereof, outstanding as of June 25, 1994. The Company has made available to Parent a correct and complete copy of each such instrument and document. Each such instrument or document is in full force and effect and the Company is not in default thereunder nor is any other party to any such instrument or document in default thereunder nor does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default could reasonably be expected to give rise to a right on the part of a party thereto to terminate such instrument or document, accelerate the obligations thereunder or claim damages in a material amount thereunder, except such default (a) as to which requisite waivers or consents have been obtained or (b) which is curable and has been cured within any applicable period for cure permitted under such instrument or document. The Company Disclosure Schedule also sets forth an accurate and complete list of all contracts and other agreements and arrangements (which were not entered into in the ordinary course of business) pursuant to which the Company has agreed to indemnify or exonerate any person with respect to any matter (the "Indemnity Contracts") and a brief description thereof, and the Company has delivered to Parent a correct and complete copy of each such Indemnity Contract. There are no circumstances which might give rise to any obligation or liability on the part of the Company to indemnify any such person under any such Indemnity Contract.

  SECTION 2.14 Contracts. The Company Disclosure Schedule sets forth an accurate and complete list of (a) all contracts, agreements, commitments, undertakings or obligations to which the

Company is a party or by which it or its assets or properties are bound or subject relating to the purchase of raw materials or the sale of finished products which involve the payment by or to the Company of more than $2,500,000 under any one of such contracts (measured by current unshipped balance in the case of customer orders), and (b) all other contracts, agreements, commitments, undertakings or obligations to which the Company is a party or by which it or its assets or properties are bound or subject (other than instruments referred to in Section 2.13, labor agreements, employment agreements and Benefit Plans)
(i) which involve the payment by or to the Company of more than $2,500,000 under any one of such contracts or group of related contracts (measured by the remaining portion to be paid thereunder) and which have a remaining term of more than 120 days and are not cancelable without penalties payable by the Company on 30 days' or less notice, or (ii) which if terminated or lost would or could reasonably be expected to have a Company Material Adverse Effect (collectively, the "Contracts"). There have been made available to Parent correct and complete copies of all such Contracts that are in writing (including all amendments thereto, if any) and summaries of all oral Contracts. All of the Contracts are in full force and effect and the Company is not in default thereunder nor is any other party to any Contract in default thereunder nor does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default would give rise to a right on the part of some party thereto to terminate such Contract or claim damages in a material amount thereunder, except such default (A) as to which requisite waivers or consents have been obtained or (B) which has been cured within any applicable period for cure permitted under such Contract.

  SECTION 2.15 Real Property. The Company Disclosure Schedule sets forth an accurate and complete list of the location of, and a description of the general nature of the facilities located on, each item of real property ("Real Property") owned or leased by the Company. The Company has good and indefeasible fee title to each item of Real Property owned in fee by it as of the date of this Agreement, in each case free and clear of all mortgages, deeds of trust, security interests, conditional sale agreements, easements, restrictions, encroachments and other charges or encumbrances ("Liens") except for those Liens (a) described in the Company Disclosure Schedule, or (b) that do not materially affect the value of such Real Property or limit the ability of the Company to use such Real Property substantially as it is currently being used and which are not otherwise material, in the aggregate, to the Company. The Company has made available to Parent a correct and complete copy of each deed, title report and title insurance policy in the possession of the Company representing or relating to the Real Property owned in fee by the

Company. The Company Disclosure Schedule sets forth an accurate and complete list (by lessee) and summary description of all leases of Real Property to which the Company is a party. The Company has a valid leasehold interest in each Real Property lease held by it as lessee or sublessee as of the date of this Agreement, in each case free and clear of all Liens, except for those Liens (i) described in the Company Disclosure Schedule, or (ii) that do not materially affect the value of such leasehold interest or limit the ability of the Company to use such leasehold interest substantially as it is currently being used and which are not otherwise material, in the aggregate, to the Company. The Company has made available to Parent a correct and complete copy of each such Real Property lease. Such Real Property leases are in full force and effect and the Company has not received any notice of default thereunder which has not been remedied or waived or is aware of any event or circumstance which with the giving of notice or lapse of time or both would constitute a default thereunder. The Company has not received any notice and does not have any knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by it or any part thereof or of any sale or other disposition thereof in lieu of condemnation.

  SECTION 2.16 Personal Property. The Company owns all personal property (including property that may be deemed to be a mix of personal property and Real Property, "Personal Property") purported to be owned by it as of the date of this Agreement, in each case free and clear of all Liens, except for those Liens (a) described in the Company Disclosure Schedule, or (b) that do not materially affect the value of such Personal Property or limit the ability of the Company to use such Personal Property substantially as it is currently being used and which are not otherwise material, in the aggregate, to the Company. All of the Personal Property owned or leased by, and currently used or necessary for or in the operations of, the Company (i) is, in the aggregate, in such operating condition and repair as may be necessary to carry on the business of the Company as it is now conducted, subject only to ordinary wear and tear, and (ii) is sufficient, in the aggregate, for all purposes of the business of the Company.

  SECTION 2.17  Employee Benefit Plans; Labor Matters. (a)   Section 2.17 of
the Company Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other employee benefit, deferred compensation, stock option, restricted stock or other compensation plans, programs, policies, arrangements and contracts (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA) maintained, sponsored, contributed to or required to be contributed to by the Company as of the Closing Date or
within the five-year period ending on the   Closing Date (the "Benefit Plans").
The Company does not have any liability or obligation with respect to any employee benefit plan, program, policy, agreement, commitment or arrangement, deferred compensation plan, program or arrangement, compensation plan or payroll arrangement which is not a Benefit Plan. With respect to each Benefit Plan, the Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) the current text and agreement for such Benefit Plan,
(iii) each trust agreement relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan qualified under Section 401(a) of the Code.

  (b) Neither the Company nor any person under common control with the Company, within the meaning of Section 4001 of ERISA, maintains or contributes to as of the Closing Date, or has at any time prior to the Closing Date maintained or contributed to a Benefit Plan subject to Title IV of ERISA or a multi-employer benefit plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

  (c) With respect to the Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law which would have or could reasonably be expected to have a Company Material Adverse Effect.

  (d) The Company has made available to Parent all collective bargaining or other labor union contracts to which the Company is a party applicable to persons employed by the Company and no collective bargaining agreement is being negotiated by the Company. The Company Disclosure Schedule sets forth an accurate and complete list of all such contracts and agreements. There is no pending or threatened labor dispute, strike or work stoppage against the Company which may interfere with the business activities of the Company. Neither the Company nor its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company, and there is no pending or threatened charge or complaint against the Company by the National Labor Relations Board or any comparable state agency.

  (e) The Company has made available to Parent (i) copies of all agreements with officers or directors of the Company; (ii) copies of all agreements of the Company with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $100,000; (iii) a schedule listing all officers of the Company who have executed a non-competition, employment or non-disclosure agreement with the Company; (iv) copies of all severance agreements, programs and policies of the Company with or relating to its employees; and (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change- in-control provisions. The Company Disclosure Schedule sets forth an accurate and complete list of all such agreements, programs, policies, plans or other arrangements.

  (f)  Except as provided in the agreements referred to in clause (i) of
Section 2.17(e) hereof or as otherwise required by Law, (x) no Benefit Plan provides retiree medical or retiree life insurance benefits to any person and
(y) the Company is not contractually obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment.

  SECTION 2.18 Taxes. (a) The Company has timely filed or will timely file all returns and reports required to be filed by the Company with any taxing authority with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of the Company, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Closing Date have been paid or will be paid,
(c) adequate provision will be made prior to the Closing Date on the books of the Company for all liabilities for Taxes shown to be payable on such returns or reports that are due on or after the Closing Date, (d) as of the date hereof, no deficiency for any Taxes has been asserted or assessed by a taxing authority against the Company and there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of the Company and
(e) all liabilities for Taxes of the Company that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 2.10 hereof have been paid or adequately reserved for on such financial statements. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect.

  SECTION 2.19 Undisclosed Liabilities. Except as and to the extent set forth in the Company's balance sheet as of December 31, 1993, at December 31, 1993, the Company did not have, and since such date the Company has not incurred, except as specifically provided in this Agreement or in the ordinary course of business, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

  SECTION 2.20 Insurance. Section 2.20 of the Company Disclosure Schedule sets forth all existing insurance policies held by the Company relating to the business, officers, directors, assets, employees or agents of the Company indicating the type of coverage, the amount of coverage and the insuring entity with respect to each such policy. Each such policy is in full force and effect, is with responsible insurance carriers and is in an amount and of a scope customary for persons engaged in businesses and having assets similar to those of the Company. The Company Disclosure Schedule identifies each insurance policy of the Company with respect to which premiums payable are determined from the amount of actual claims paid by the insurer during the policy year ("Retrospective Policies"). With regard to any such Retrospective Policy, the Company Disclosure Schedule sets forth an accurate and complete list of the dollar amount of each actual claim made under such Retrospective Policy for each of the last two full policy years (or such shorter period as such policy has been in existence) and the amounts of the premiums paid by the Company in respect of such Retrospective Policy for such policy years (or such shorter period).

  SECTION 2.21 Opinion of Financial Advisor. The Stockholders have received the opinion of Merrill Lynch on the date of this Agreement to the effect that the consideration specified in this Agreement to be received by the holders of Company Shares in the Exchange is fair, from a financial point of view, to the shareholders of the Company.

  SECTION 2.22 Brokers. No broker, finder or investment banker (other than Merrill Lynch) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Stockholder.

  SECTION 2.23 Environmental Matters. The Company is in substantial compliance with all applicable Laws relating to pollution control and environmental contamination including, but not limited to, all Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Substances and all Laws with regard to record-keeping, notification and reporting requirements respecting Hazardous Substances. For purposes of this Section 2.23, "substantial compliance" shall mean compliance, except to the extent that failure to comply would not have or result in a Company Material Adverse Effect.

  The Company is not subject to any order or decree of and has not, within the past five (5) years, received any notice from any Governmental Entity with respect to any alleged violation by or remedial obligation of the Company under any applicable environmental or health or safety Laws, which would have a Company Material Adverse Effect.

  The term "Hazardous Substances" means, collectively, contaminants, pollutants, toxic or hazardous chemicals, petroleum products, polychlorinated biphenyls and asbestos.

  SECTION 2.24 Intellectual Property. The Company owns or has valid, binding, enforceable and adequate rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, other proprietary intellectual property rights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use or necessary in connection with its business without any conflict with the rights of others, except for such conflicts that have not had and are not reasonably likely to have a Company Material Adverse Effect. The Company has not received any notice from any other person pertaining to or challenging the right of the Company to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used by or licensed to it, except with respect to rights the loss of which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

  SECTION 2.25 Disclosure. This Agreement, the Company Disclosure Schedule and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

  SECTION 2.26 Miscellaneous. (a) There is no plan or intention by any Stockholder to sell, exchange or otherwise dispose of a number of Parent Shares that would reduce the Stockholders' ownership of Parent Shares to a number of Parent Shares having a value, as of the Closing Date, less than 50 percent of the value of all of the Parent Shares.

  (b) The Company and the Stockholders will each pay their respective expenses, if any, other than Reorganization Expenses, incurred in connection with the Exchange.

  (c) The Company has no plan or intention to issue additional shares of its capital stock that would result in Parent not obtaining control of the Company (within the meaning of Section 368(c) of the Code) as a result of the Exchange.

  (d) Other than accounts receivable and accounts payable incurred in the ordinary course of business, there is no indebtedness existing between the Company and Parent or any Affiliate of Parent.

  (e) The Company is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

  (f) At the time of the Exchange, the Company will not have outstanding any warrants, options or convertible securities or any other type of right pursuant to which any person could acquire capital stock in the Company that, if exercised or converted, would affect Parent's acquisition or retention of control of the Company, as defined in Section 368(c) of the Code.

  (g) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

  (h) The fair market value of the assets of the Company on the Closing Date will equal or exceed the sum of the Company's liabilities.

  (i) None of the compensation received by any employees of the Company will be separate consideration for, or allocable to, any Company Shares held by such persons; none of the Parent Shares received by any employees of the Company will be separate consideration for, or allocable to, any employment agreement with the Company or Parent; and the compensation paid by Parent to any employees of the Company will be commensurate with amounts paid to similarly situated third parties bargaining at arms-length for similar services. None of the compensation to be received in connection with the transactions or matters referenced in Section 5.8 hereof will be separate consideration for, or allocable in any way to, any Company Shares.

  (j) The liabilities of the Company either (i) were incurred by the Company in the ordinary course of its business, (ii) were incurred by the Company in connection with the Special AAA Distribution, or (iii) are Reorganization Expenses.

  (k) No consideration other than Parent Shares is being received by any Stockholder in exchange for Company Shares. Specifically, no consideration (including without limitation payments in cash or kind, assumption of liabilities, or the grant of indemnification rights) flowing to the Stockholders (in their capacities as such or otherwise) from Parent or any Affiliate and reflected in this Agreement, or in any agreement executed contemporaneously herewith, or in the various exhibits or schedules hereto or thereto is allocable in whole or part to, or constitutes separate consideration to any extent for, the Company Shares.

  (l) The guaranties referenced in Section 5.8(d) hereof represent secondary (and not primary} liabilities of certain of the Stockholders which were given by them in the ordinary course to secure certain of the Company's obligations to its lenders for debt incurred in the ordinary course of the Company's business. It is the custom of such lenders, based upon a long course of dealing with the Company and its Affiliates, to require guaranties of such Stockholders, and such guaranties are consistent in form and substance with the guaranties which such lenders have traditionally required to be given by such Stockholders.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF PARENT

  Except as set forth in the disclosure schedule delivered by Parent to the Stockholders prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific section references, Parent hereby represents and warrants to the Stockholders that:

  SECTION 3.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and Parent is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, other than where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a Parent Material Adverse Effect. The Parent Disclosure Schedule sets forth in
Section 3.1 a complete and accurate list of the jurisdictions in which Parent is qualified to do business as a foreign corporation.

  SECTION 3.2 Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Agent a complete and correct copy of the Certificate of Incorporation and By-Laws, as amended or restated to date, of Parent. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws, all of which are in full force and effect.

  SECTION 3.3 Capitalization. The authorized capital stock of Parent consists of 37,500,000 shares of Parent Common Stock. As of June 30, 1994: (a) 27,338,746 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or By-Laws or any agreement to which Parent is a party or is bound; (b) 6,696 shares of Parent Common Stock were held in the treasury of Parent; and (c) 1,056,184 shares of Parent Common Stock were reserved for future issuance pursuant to stock options issued to certain officers, employees and other persons. There are no options, warrants or other rights (including registration rights), agreements, restrictions on transfer, arrangements or commitments of any character to which Parent is a party relating to the issued or unissued capital stock of, or other equity interests in, Parent or obligating Parent to grant, issue or sell any shares of the capital stock of, or other equity interests in, Parent, by sale, lease, license or otherwise, except (i) as disclosed in the Parent SEC Reports (as defined in Section 3.6 hereof) or otherwise as set forth in this Section 3.3 and (ii) for Parent's existing stock option plans as so described to the extent stock options thereunder have not yet been granted. The shares of Parent Common Stock to be issued in the Exchange, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights of any person.

  SECTION 3.4 Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Stockholders, constitutes the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

  SECTION 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not, (i) conflict with, breach or violate the Certificate of Incorporation or By-Laws of Parent, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Parent or any of Parent's subsidiaries or by which any of their respective properties or assets is bound or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of Parent's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Parent or any of Parent's subsidiaries is a party or by which Parent or any of Parent's subsidiaries or any of their respective properties or assets is bound.

  (b) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not, require Parent to obtain any consent, registration, approval, authorization or permit of, to make any filing with, or to give notification to, any person, including any Governmental Entities, based on any Law or other requirement of Governmental Entities in effect as of the date of this Agreement, except under (i) the applicable requirement, if any, of the HSR Act, (ii) applicable federal and state securities laws and (iii) the listing requirements of the NYSE with respect to the Parent Shares.

  SECTION 3.6 Reports; Financial Statements. (a) Copies of all reports, registration statements and other filings, together with any amendments thereto, filed by Parent with the Securities and Exchange Commission (the "SEC") since January 1, 1992 through the date of this Agreement (the "Parent
SEC Reports"), have been heretofore delivered to the   Agent by Parent.  As of
the respective dates of their filing with the SEC, the Parent SEC Reports complied, and all such reports, registration statements and other filings to be filed by Parent with the SEC prior to the Closing Date will comply, in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder, and did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports and in any such reports, registration statements and other filings to be filed by Parent with the SEC prior to the Closing Date (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and may omit footnote disclosure as permitted by regulations of the SEC.

  SECTION 3.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports or as specifically provided in this Agreement, since January 1, 1994, no event has occurred that could reasonably be expected to have a Parent Material Adverse Effect.

  SECTION 3.8 Absence of Litigation. Except as disclosed in the Parent SEC Reports, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries (except for claims, actions, suits, litigations, proceedings, arbitrations and investigations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect), nor is there any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator to which Parent or any of its subsidiaries is subject that has had or could reasonably be expected to have a Parent Material Adverse Effect.

  SECTION 3.9 Undisclosed Liabilities. Except as set forth in the Parent SEC Reports, at December 31, 1993, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of its subsidiaries has incurred, except as specifically provided in this Agreement or in the ordinary course of business, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

  SECTION 3.10  Environmental Matters.   Parent is in substantial compliance
with all applicable Laws relating to pollution control and environmental contamination including, but not limited to, all Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Substances and all Laws with regard to record-keeping, notification and reporting requirements respecting Hazardous Substances. For purposes of this Section 3.10, "substantial compliance" shall mean compliance, except to the extent that failure to comply would not have or result in a Parent Material Adverse Effect.

    Except as disclosed in the Parent SEC Reports, Parent is not subject to any order or decree of and has not, within the past five (5) years, received any notice from any Governmental Entity with respect to any alleged violation by or remedial obligation of Parent under any applicable environmental or health or safety Laws, which would have a Parent Material Adverse Effect.

  SECTION 3.11 Tax Matters. (a) Parent has no plan or intention to (i) liquidate the Company, (ii) merge the Company with or into another corporation,
(iii) sell or otherwise dispose of the Company Shares (or cause the Company to issue additional shares of its capital stock) in any transaction or series of transactions that would result in Parent's losing control of the Company within the meaning of Section 368(c) of the Code, (iv) reacquire any of the Parent Shares issued to the Stockholders pursuant to the Exchange, or (v) cause or permit the Company to discontinue the historic business of the Company.

  (b) Neither Parent nor any Affiliate thereof has paid, or is obligated to pay, any consideration to the Stockholders (in their capacities as such or otherwise) other than as reflected in this Agreement, and agreements executed contemporaneously herewith and the various exhibits and schedules hereto and thereto. Further, no liabilities of the Company or the Stockholders (in their capacities as such or otherwise) will be assumed by Parent or any Affiliate thereof, other than Reorganization Expenses referenced in Section 9.2 hereof and certain indemnification obligations referenced in Section 5.8(d) hereof.

  (c) No funds will be supplied, directly or indirectly, by Parent to the Company to permit or facilitate the payment by the Company of principal, interest, or other loan costs with respect to any indebtedness incurred by the Company in connection with the Special AAA Distribution, nor will Parent directly or indirectly reimburse the Company for any such payments or take any other action which could result in the source of such payments being other than from the Company's own funds.

  (d) None of the compensation paid or transferred to any employees of the Company by Parent or any Affiliate thereof will be separate consideration for, or allocable to, any Company Shares held by such persons; none of the Parent Shares transferred to any employees of the Company will be separate consideration for, or allocable to, any employment agreement with the Company or Parent; and the compensation paid by Parent to any employees of the Company will be commensurate with amounts paid to similarly situated third parties bargaining at arms-length for similar services. None of the compensation to be given by Parent in connection with the transactions or matters referenced in
Section 5.8(a) hereof will be separate consideration for, or allocable in any way to, any Company Shares.

  (e) Parent has not taken, and subsequent to Closing Date will refrain from taking, any position on any Tax return or in any other written document which is inconsistent with, or which may be construed as inconsistent with, the conclusion that the Exchange constitutes a tax-free reorganization described in
Section 368(a)(1)(B) of the Code.

  SECTION 3.12 Opinion of Financial Advisor. Parent has received a written opinion of J.P. Morgan & Co., Incorporated on the date of this Agreement with respect to the Exchange in form and substance satisfactory to Parent.

  SECTION 3.13 Brokers. No broker, finder or investment banker (other than J.P. Morgan & Co., Incorporated), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE 4

                                   COVENANTS

  SECTION 4.1 Affirmative Covenants. (a) Prior to the Closing Date, unless otherwise specifically provided in this Agreement or consented to in writing by Parent or the Stockholders, Parent shall, and the Stockholders shall cause the Company to:

   (i) operate its business to the extent commercially reasonable only in the usual and ordinary course consistent with past practices; provided, however, that, subject to Section 9.2, the Company and the Stockholders may pay their respective fees and expenses incurred in connection with the Exchange; and

   (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers.

  (b) Parent shall (i) reserve for issuance out of its authorized but unissued capital stock the 4,000,000 Parent Shares issuable upon consummation of the Exchange and (ii) promptly notify the Company of any Parent Transaction (as defined in Section 9.4 hereof).

  SECTION 4.2 Negative Covenants of the Stockholders. Except as specifically provided in this Agreement or otherwise consented to in writing by Parent, from the date of this Agreement until the Closing Date, the Stockholders shall cause the Company not to do any of the following:

  (a) (i) increase the compensation payable or to become payable to any director or officer; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee (other than employment agreements entered into with the consent of Parent, which consent shall not be unreasonably withheld); or (iii) establish, adopt, enter into, or amend, any Benefit Plan except as may be required by applicable Law;

  (b) except as necessary to discharge the Special AAA Distribution or to distribute funds to the Stockholders in amounts not in excess of 43% of the net income of the Company for the period beginning on May 25, 1994 and ending on the Closing Date, declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

  (c) (i) except as specifically set forth in Section 2.3 of the Company Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;


  (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, (i) any shares of its capital stock (including shares held in treasury) except upon the exercise of any rights, warrants, options or securities convertible into or exercisable or exchangeable for any such shares outstanding on the date hereof, or (ii) any rights, warrants, options or convertible or exchangeable securities;

  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

  (f) except as set forth in Section 4.2(f) of the Company Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

  (g) initiate, solicit, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or otherwise with respect to a Company Competing Transaction, or agree to or endorse any Company Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company to take any such action;

  (h) propose or adopt any amendments to its Articles of Incorporation or By-Laws;

  (i) take any action not specifically contemplated, or fail to take any action specifically contemplated, by this Agreement if the effect or reasonably likely effect of such action or failure would or could reasonably be expected to be that the Exchange would not be a tax-free reorganization under the provisions of Section 368(a) of the Code or would not be eligible for treatment as a pooling of interests under generally accepted accounting principles;

  (j) (i) change any of its methods of accounting in effect at December 31, 1993, (ii) make or rescind any express or deemed election relating to Taxes,
(iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy (except where the amount of such settlements or compromises, individually or in the aggregate, does not exceed $2,000,000, or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1993, except, in the case of clause (i) or (ii) as may be required by Law or generally accepted accounting principles;

  (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice, and in no event in excess of $1,750,000; provided, however, that the foregoing shall in no way prohibit the Credit Line Apportionment;

  (l) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on the Company or substantially less advantageous to the Company than arrangements, agreements or contracts to which the Company is a party on the date hereof; or

  (m)  agree in writing or otherwise to do any of the foregoing.

  SECTION 4.3 Negative Covenants of Parent. Except as specifically provided in this Agreement or otherwise consented to in writing by the Stockholders, from the date of this Agreement until the Closing Date, Parent shall not do any of the following:

  (a) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

  (b) effect or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization ;

  (c) take any action not specifically contemplated, or fail to take any action specifically contemplated, by this Agreement if the effect or reasonably likely effect of such action or failure would or could reasonably be expected to be that the Exchange would not be a tax-free reorganization under the provisions of Section 368(a) of the Code or would not be eligible for treatment as a pooling of interests under generally accepted accounting principles; or

  (d)  agree in writing or otherwise to do any of the foregoing.

  SECTION 4.4 Access and Information. (a) Subject to confidentiality agreements to which the Company is a party, which agreements are listed on
Schedule 4.4 hereto, the Stockholders shall cause the Company to (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof, (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Parent and
(iii) furnish promptly to Parent financial statements for each fiscal quarter ending subsequent to March 31, 1994 and prior to the Closing Date which shall comply with generally accepted accounting principles consistently applied with the principles used in preparing the financial statements delivered pursuant to
Section 2.10 hereof and shall fairly present the financial position of the Company as of the respective dates thereof and its results of operations and cash flows for the periods indicated.

  (b) Parent shall (i) afford to the Company (on behalf of the Stockholders) and its officers, directors, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of Parent and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of Parent or its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Company.

  SECTION 4.5 Confidentiality. The parties shall comply with all of their respective obligations under the Confidentiality Agreement.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

  SECTION 5.1 Registration Rights. The Parent Shares issued in the Exchange will not be registered under the Securities Act or any applicable state securities law, and the certificates representing such shares shall bear a legend to that effect. Parent and the Stockholders shall enter into a Registration Rights and Transfer Agreement substantially in the form of Exhibit A hereto (the "Registration Rights Agreement").

  SECTION 5.2 Appropriate Action; Consents; Filings. (a) The Stockholders shall cause the Company to, the Stockholders shall, and Parent shall, use their or its reasonable commercial efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, the Stockholders or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Exchange, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Exchange required under the HSR Act or any other applicable Law and Parent and the Stockholders shall and the Stockholders shall cause the Company to cooperate in connection with the making of all such filings; provided, however, that Parent shall not be required to take any action to comply with any legal requirement or agree to the imposition of any Order (as defined in Section 5.2(b) hereof) that would (A) prohibit or restrict the ownership or operation by Parent of any portion of the business or assets of Parent, any of its subsidiaries or the Company; (B) compel Parent or the Company to dispose of or hold separate any portion of the business or assets of the Company; or (C) impose any limitation on the ability of Parent or any of its respective Affiliates or subsidiaries to own or operate the business and operations of the Company. The Agent and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other on, in each case subject to applicable laws relating to the exchange of information as advised by independent counsel in writing, all the information relating to the Company or Parent and any of their respective subsidiaries or Affiliates which are to appear in any filing to be made with, or written materials to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information as advised by independent counsel in writing, Parent shall, and the Stockholders shall cause the Company to, furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

  (b) The Stockholders and Parent shall, and the Stockholders shall cause the Company to, cooperate and use their reasonable commercial efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Exchange or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.

  (c) Parent shall, and the Stockholders shall cause the Company to, (i) give any notices to third parties, and use their reasonable commercial efforts to obtain all third party consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Exchange; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

  SECTION 5.3 Public Announcements. Unless otherwise required by applicable Law, Parent on the one hand shall, and the Stockholders shall cause the Company on the other hand to, consult with each other before issuing any press release or otherwise making any public statements with respect to the Exchange and shall not issue any such press release or make any such public statement prior to such consultation.

  SECTION 5.4 NYSE Listing. Parent shall use reasonable commercial efforts to cause the Parent Shares to be issued in the Exchange to be approved for listing on the NYSE prior to the Closing Date.

  SECTION 5.5 Indemnification of Directors and Officers. (a) From and after the Closing Date, Parent shall, to the fullest extent permitted under applicable law, defend, indemnify and hold harmless each person who is now or who has been at any time prior to the date hereof or who becomes prior to the Closing Date an officer or director of the Company (each, an "Indemnitee" and, collectively, the "Indemnitees") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based on or arising out of the fact that such person is or was such an officer or director, whether pertaining to any matter existing or occurring on or prior to the Closing Date and whether asserted or claimed prior to, on or after the Closing Date other than any such costs, expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation based on any action of or any failure to act by such director or officer with respect to any shareholder or former shareholder of the Company or any of his or its legal representatives, successors or heirs (including with respect to this Agreement, the Exchange or the other transactions contemplated hereby), including with respect to their ownership, acquisition or disposition of Company Shares (collectively, the "Indemnified Liabilities"). Parent shall be entitled to participate in and, to the extent that it may wish, to assume the defense of any action with respect to any Indemnified Liabilities, with counsel reasonably satisfactory to the Indemnitee; provided, however, that if any Indemnitee believes, based upon the written advice of independent counsel, that, by reason of an actual or potential conflict of interest, it is advisable for such Indemnitee to be represented by separate counsel, or if Parent shall fail to assume responsibility for such defense, such Indemnitee may retain counsel reasonably satisfactory to Parent who will represent such Indemnitee, and Parent shall pay all reasonable fees and disbursements of such counsel promptly as statements therefor are received to the fullest extent permitted by applicable law upon receipt of any undertaking contemplated by Section 145(e) of the Delaware General Corporation Law. The Indemnitees and Parent shall cooperate with each other and use all reasonable efforts to assist each other in the vigorous defense of any such matter; provided, however, that Parent shall not be liable for any settlement of any claim effected without the written consent of Parent, which consent shall not be unreasonably withheld. Any Indemnitee wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent (but the failure to be so notified by an Indemnitee shall not relieve Parent from any liability that it may have under this Section 5.5 except to the extent such failure prejudices Parent). Parent shall be required to pay for only one law firm selected by the Indemnitees as a group in accordance with the foregoing provisions with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in any significant issue between the positions of any two or more Indemnitees as described in the written advice of independent counsel.


  (b) Nothing in this Section 5.5 shall give rise to any right to indemnification for the malfeasance or willful misfeasance of any person. This
Section 5.5 is intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his heirs and his representatives.

  SECTION 5.6  Company Employees Benefits.    Until the second anniversary of
the Closing Date, Parent shall cause the Company not to take any action that would result in any reduction in the benefits currently payable to any employee of the Company under any Benefit Plan, except to the extent required by applicable law. Notwithstanding the foregoing, at any time after the Closing Date, Parent may cause the Company to modify any Benefit Plan or the accrual of benefits thereunder, or to terminate any Benefit Plan or the accrual of benefits thereunder and enroll the employees of the Company into an equivalent employee benefit plan of Parent, so long as the aggregate benefits the employees of the Company would receive under the employee benefits plans that they would be enrolled in after such actions are at least substantially equivalent to the aggregate benefits such employees were receiving prior to such actions. If all Benefit Plans are modified or terminated as provided in the immediately preceding sentence, the obligations of Parent set forth in the first sentence of this Section 5.6 shall terminate.

  SECTION 5.7 Motor Oil Division. As of the Closing Date, L. David Myatt shall be appointed Chief Executive Officer of the Parent Motor Oil Division with the headquarters of the Parent Motor Oil Division located in Shreveport, Louisiana.

  SECTION 5.8  Other Agreements.  On the Closing Date:

  (a) Employment Agreements. Parent shall enter into agreements with L. David Myatt, Dennis M. Myatt, Jr., Vince Schwan, William Ward, Gerald Simonton, Lee Hicks, Dan Brock, James McInnis, Ronald Rodrigues and Richard O'Dom substantially in the form of Exhibits B-1-B-10 hereto (each, an "Employment Agreement").

  (b) Real Estate and Equipment Agreement. Parent shall enter into a Real and Personal Property Transfer Agreement substantially in the form of Exhibit C hereto (the "Real Property Agreement") to acquire those parcels of property and the equipment located thereon more particularly described on the schedule to the Real Property Agreement.

  (c) Board Membership. L. David Myatt and William Grube shall be elected members of the Board of Directors of Parent to serve as directors until their resignation, death or disqualification or until their respective successors are duly elected or appointed and qualified. L. David Myatt shall be appointed Vice Chairman of the Board and a member of the Executive Committee of Parent to serve until his resignation, death or disqualification or until his successor
shall be appointed and qualified.   So long as L. David Myatt is an employee of
Parent or the Shareholder Group, as defined in the Registration Rights Agreement, owns five percent (5%) or more of the outstanding Parent Common Stock and so long as L. David Myatt (A) has not been removed as a director for Cause, (B) has not resigned or (C) has not refused to stand for election, Parent shall (x) nominate Mr. Myatt as a director, together with all other persons that Parent's Board of Directors has otherwise chosen to stand for election as a director, (y) recommend that Mr. Myatt be elected as a director and (z) solicit proxies in favor of his election as a director at the same time and in the same manner as the rest of Parent's slate of nominees. "Cause" shall mean (i) an act of willful misconduct or gross negligence by L. David Myatt in the performance of his material duties or obligations as a director of Parent that continues after written notice is received by L. David Myatt specifying the alleged failure in reasonable detail, (ii) conviction of L. David Myatt of a felony involving moral turpitude or (iii) a material act of dishonesty or breach of trust on the part of L. David Myatt resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of Parent.

  (d) Indemnity Against Shareholder Liability for Company Debt. Parent shall enter into agreements with L. David Myatt and Dennis M. Myatt, Jr. to indemnify them, their heirs, successors, and assigns, in each case subject to the provisions of Section 3.11(c) hereof, against any liability on or payments under any guaranty by either of them of the Company's obligations to the Company's lenders, such indemnity to be substantially in the form of Exhibit D hereto (the "Indemnity Agreements").

  (e) Arbitration. The parties hereto shall use their reasonable commercial efforts to enter into prior to the Closing Date an arbitration agreement to resolve disputes relating to, or arising under, this Agreement.

  SECTION 5.9. Environmental Matters. Within 20 business days of the date hereof, the Stockholders shall deliver or cause to be delivered to Parent a letter setting forth the procedures followed in determining the matters set forth below and the persons conducting such procedure. Such letter also shall:

  (a) Set forth Environmental Permits held by the Company, the Environmental Permits required for the operation of the business of the Company under applicable Environmental Laws and whether or not the Company is in compliance with the terms and conditions of the Environmental Permits held by it.

  (b) State whether or not the consummation of the transactions contemplated by this Agreement will (i) require the Company to provide notice to or obtain approval from any Governmental Entity or take any other action to enable the Company to continue to hold the Environmental Permits held by it and to comply with the terms and provisions thereof and of applicable Environmental Laws or
(ii) will require the Company to obtain any new Environmental Permit in order to operate the business of the Company.

  (c) Whether or not there is pending against the Company or, to the knowledge of the Company, any predecessor of the Company, any civil, criminal or administrative action, suit, complaint, notice of violation, demand, judgment, order, lien, proceeding or hearing or regulatory investigation (collectively, "Environmental Actions"), based on or related to an Environmental Permit held by the Company or an Environmental Law.

  (d) Whether or not the Company or, to the knowledge of the Company, any predecessor of the Company, has received any notice of, or has any knowledge of, any past, present or future events, conditions, circumstances, activities, actions, agreements or plans that could reasonably be expected to prevent, interfere with, or increase the costs of, compliance with an Environmental Permit held by the Company or any renewal thereof or compliance with applicable Environmental Law.

  (e) Whether or not any Hazardous Substance is, or at any time has been, present on, in, under or above Company Premises or the real property adjacent (within 200 feet) to the Company Premises.

  (f) Whether or not any Company Premises is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any state or local list of sites requiring investigation or clean-up.

  (g) Whether or not the Company or, to the knowledge of the Company, any predecessor of the Company, has received from any Governmental Entity any requests for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or clean-up of any threatened or actual release pursuant to CERCLA or any equivalent state law.

  (h) Whether or not there is any polychlorinated biphenyls or asbestos present on any Company Premises.

  (i) Whether or not any governmental lien has attached to any property owned by the Company and whether any governmental actions have been taken or are in process that could subject any such property to any such liens and whether or not the Company is required to place any notice or restriction relating to the presence of Hazardous Substances at any property owned by the Company or in any deed to any real property owned by the Company.

  (j) Whether or not storage tanks and associated piping located on or under any Company Premises that are subject to any Environmental Laws are in compliance with such Laws and whether or not such storage tanks and associated piping, whether above ground or underground, are in sound condition or are leaking.

  (k)  A list of sites to which the Company has transported drums for disposal.

  (l)  A list of all Toll Converters as of the date of the letter.

  The Stockholders will, and will cause representatives of the Company to, cooperate with Parent in connection with the preparation of such letter and the procedures followed in arriving at the matters contained in such letter. It is understood that the statements contained in such letter will be based upon the procedures followed and set forth therein and, of necessity, will be made to the knowledge of the signatories of such letter based on such procedures. It is further understood that nothing contained in such letter will give rise to any right on the part of Parent not to proceed with the transactions contemplated by this Agreement or give rise to any liability of any Stockholder or the Company to Parent or any affiliate of Parent.

  As used herein "Environmental Permits" means permits, consents, licenses, approvals, registrations, certifications and authorizations required under Environmental Laws for the operation of the business of the Company; "Toll Converter" means any third party which, under contract with the Company and for and on behalf of the Company, processes or otherwise works with or modifies any product of the Company for subsequent sale by the Company; "Company Premises" means real property which the Company currently or within the last five years has owned or leased or on which the Company has conducted operations. "Environmental Laws" means any applicable federal, state, or local laws, rules or regulations, orders or decrees relating to the prevention of pollution or protection of human health and the environment.

                                   ARTICLE 6

                               CLOSING CONDITIONS

  SECTION 6.1 Conditions to Obligations of Each Party Under this Agreement. The obligations of each party hereto to effect the Exchange shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

  (a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) which is in effect or which is pending and which has a reasonable probability of making the Exchange illegal or otherwise prohibiting consummation of the Exchange or which imposes any material restrictions on Parent or the Company with respect to their business operations either prior to or subsequent to the Exchange.

  (b) Government Approvals; HSR Act. All authorizations, consents, orders or approvals of, or declarations, registrations, or filings with, or expiration of waiting periods imposed by, any Government Entity necessary for the consummation of the Exchange shall have been obtained, filed or occurred. The waiting period applicable to consummation of the Exchange under the HSR Act shall have expired or been terminated without any indication by the Federal Trade Commission or the U.S. Department of Justice that it intends to take any further action with respect thereto.

  (c) Reorganization Status. There shall have been no material change, since the date of this Agreement, in the law (including the

Code, any regulations promulgated thereunder, any rulings, revenue procedures or other authority issued by the U.S. Department of Treasury or the IRS that constitute an "administrative pronouncement" under Treasury Regulation Section 301.6661-3(b)(2), and any judicial decisions) that could reasonably be expected to affect adversely the eligibility of the Exchange for treatment as a tax-free reorganization under Section 368(a)(1) of the Code.

  (d) Merger Agreement. The mergers contemplated by that certain Agreement and Plan of Merger dated the date hereof among Specialty Oil Company, Inc.-I, Specialty Oil Company, Inc.-II, Specialty Oil Company, Inc.-III, Specialty Oil Company, Inc.-IV, the shareholders of such companies and Parent and its wholly owned subsidiary shall have been consummated.

  SECTION 6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Exchange are also subject to the following conditions unless waived by Parent:

  (a) Representations and Warranties. The representations and warranties of the Stockholders contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (without regard to any qualification of such representations or warranties as to any person's knowledge), except that those representations and warranties which address matters only as of a particular date shall only need to remain true and correct as of such date; provided, however, that the failure of such representations and warranties to be true and correct in all material respects on the appropriate dates shall not be a condition to Parent's obligations to effect the Exchange unless such failures in the aggregate could reasonably be expected to result in Damages (as defined in Section 8.2) in excess of $6,000,000. Parent shall have received a certificate from each Stockholder to such effect.

  (b) Agreements and Covenants. The Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by any of them on or prior to the Closing Date. Parent shall have received a certificate from each Stockholder to such effect.

  (c) Consents and Approvals. All material consents, approvals, authorizations and waivers required to be obtained to consummate the Exchange and the other transactions contemplated hereby shall have been obtained.

  (d) Opinion of Counsel. Cook, Yancey, King & Galloway, counsel to the Company, shall have delivered to Parent its opinion, dated as of the Closing Date and addressed to Parent substantially in the form of Exhibit E hereto.

  (e) Private Placement. Parent shall be reasonably satisfied that the delivery of the Parent Shares pursuant to the Exchange in accordance with this Agreement is not required to be registered under the Securities Act or under any applicable state securities laws.

  (f) Credit Line Apportionment. The terms of the agreements pursuant to which the Credit Line Apportionment is to be consummated shall be reasonably satisfactory to Parent; provided, however, the foregoing condition shall be deemed satisfied if the Credit Line Apportionment (i) works a separation of the existing credit line such that the Company's liability in respect of the debt which is affected by the Credit Line Apportionment corresponds in all material respects to the amount of its existing intercompany liability in respect of funds drawn by the Company and the other obligors under the debt which is affected by the Credit Line Apportionment prior to the Credit Line Apportionment and (ii) is upon commercially reasonable terms.

  (g) Delivery of all Company Shares. All of the Stockholders shall have complied with the requirements of Section 1.1 hereof so that certificates representing all Company Shares are presented at the closing on the Closing Date.

  (h) Agreements. The relevant parties (other than Parent) shall have executed the Registration Rights Agreement, the Employment Agreements, the Real Property Agreement and the Indemnity Agreements.

  SECTION 6.3 Additional Conditions to Obligations of the Stockholders. The obligations of the Stockholders to effect the Exchange are also subject to the following conditions unless waived by the Stockholders:

  (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (without regard to any qualification of such representations and warranties as to any person's knowledge), except that those representations and warranties which address matters only as of a particular date shall only need to remain true and correct as of such date; provided, however, that the failure of such representations and warranties to be true and correct in all material respects on the appropriate dates shall not be a condition to the obligations of the Stockholders to effect the Exchange unless such failures in the aggregate could reasonably be expected to result in Damages in excess of $10,000,000. The Stockholders shall have received a certificate of the President and Chief Financial Officer of Parent to that effect.

  (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Stockholders shall have received a certificate of the President and Chief Financial Officer of the Parent to that effect.

  (c) Corporate Proceedings. All corporate and other proceedings required to be taken on the part of Parent to authorize and carry out this Agreement shall have been taken.

  (d) Tax Opinion. The Stockholders shall have received an opinion of Vinson & Elkins LLP, special tax counsel to counsel to the Stockholders, dated as of the Closing Date, to the effect that the Exchange will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, special tax counsel may rely upon the correctness of the representations, warranties and covenants contained in this Agreement and the exhibits hereto, and such other representations as it shall deem necessary or appropriate.

  (e) Opinion of Counsel. Kirkpatrick & Lockhart, counsel to Parent, shall have delivered to the Company its opinion, dated as of the Closing Date and addressed to the Company substantially in the form of Exhibit F hereto.

  (f) Consents and Approvals. All material consents, approvals, authorizations and waivers required to be obtained to consummate the Exchange and the other transactions contemplated hereby shall have been obtained.

  (g) Listing. The Parent Shares to be issued in the Exchange shall have been approved for listing on the NYSE, upon official notice of issuance.

  (h) Agreements. The relevant parties (other than the Stockholders and the Company) shall have executed the Registration Rights Agreement, the Employment Agreements, the Real Property Agreement, the Indemnity Agreements and the Parent Tax Letter.

  (i)  Parent Transactions.  No Parent Transaction shall have occurred.

  (j) Tax Matters. Parent shall have executed and delivered a letter in the form attached hereto as Exhibit G as of the Closing Date.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

  (a)  by mutual consent of Parent and the Stockholders;

  (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Stockholders set forth in this Agreement, or if any representation or warranty of any Stockholder shall have become untrue, other than breaches of representations and warranties or untrue representations and warranties that, in the aggregate, could not reasonably be expected to result in Damages in excess of $6,000,000, in either case such that any of the conditions set forth in Section 6.2 hereof would not be satisfied (a "Company Breach"); provided, that if such Company Breach is curable by the Stockholders through the exercise of their reasonable commercial efforts and so long as the Stockholders continue to exercise such reasonable commercial efforts, Parent may not terminate this Agreement under this Section 7.1(b);

  (c) by the Stockholders, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, other than breaches of representations or warranties or untrue representations and warranties that, in the aggregate, could not reasonably be expected to result in Damages in excess of $10,000,000, in either case such that any of the conditions set forth in Section 6.3 hereof would not be satisfied (a "Parent Breach"); provided, that if such Parent Breach is curable by Parent through the exercise of its reasonable commercial efforts and so long as Parent continues to exercise such reasonable commercial efforts, the Stockholders may not terminate this Agreement under this Section 7.1(c);

  (d) by either Parent or the Stockholders, if there shall be any Order which has become final and nonappealable except if the party seeking to terminate this Agreement pursuant to this Section 7.1(d) has not complied with its or their obligations under Section 5.2(b) hereof; or

  (e) by either Parent or the Stockholders, if the Exchange shall not have been consummated before 90 days after the date hereof; provided, however, that this Agreement may be extended by written notice of either Parent or the Stockholders to a date not later than 120 days after the date hereof, if the Exchange shall not have been consummated as a result of the Stockholders, the Company or Parent having failed to receive all required regulatory approvals or consents with respect to the Exchange or as a result of the entering of an Order.

  The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, agents or other representatives, whether prior to or after the execution of this Agreement.

  SECTION 7.2 Effect of Termination. Except as provided in Section 8.7 hereof, in the event of the termination of this Agreement pursuant to Section
7.1 hereof, there shall be no liability on the part of Parent or the Company or any of their respective officers, directors, agents or other representatives, or any of the Stockholders and all rights and obligations of any party hereto shall cease, except that (a) the provisions of Section 4.5 shall survive any such termination and (b) nothing herein shall relieve any party of any liability for any breach of this Agreement.

  SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 7.4 Waiver. At any time prior to the Closing Date, Parent or the Stockholders, as appropriate, may (a) extend the time for the performance of any of the obligations or other acts of the Stockholders or Parent, as the case may be, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them and (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE 8

                           SURVIVAL; INDEMNIFICATION

  SECTION 8.1 Survival. All claims for damages made by the parties hereto by virtue of any representations, warranties, covenants and agreements herein or in any certificate or document furnished pursuant hereto to any party shall be made under, and subject to the limitations set forth in, this Article 8. The representations and warranties contained in Sections 2.23 and 3.10 shall not survive the Closing Date. The representations and warranties set forth and contained in Sections 2.4, 2.5, 2.6 and 2.7(a) shall survive indefinitely after the Closing Date. All other representations and warranties set forth herein shall survive for five (5) years after the Closing Date. Only the covenants and agreements contained in this Agreement that by their terms must survive the Closing Date shall survive the Closing Date; provided, however, that any claim for Damages arising out of or otherwise related to the nonperformance or breach of any covenant or agreement contained in this Agreement may be brought until the fifth anniversary of the Closing Date.

  SECTION 8.2  Indemnification by the Stockholders.   Each Stockholder shall,
severally and not jointly, indemnify, defend, save and hold harmless Parent against and in respect of all claims, losses, expenses (including, without limitation, attorneys' fees and disbursements) and damages (all such amounts being hereinafter sometimes referred to as "Damages") incurred by Parent arising out of or otherwise related to (a) any misrepresentation or breach of any representation or warranty made by the Stockholders in Article 2 (other than in Section 2.23) or in any certificate or document furnished by any Stockholder to Parent pursuant to this Agreement or (b) the nonperformance or breach of any covenant or agreement of any Stockholder contained in this Agreement. There shall be no liability for indemnification from any Stockholder under any representation, warranty, covenant or agreement contained herein other than those contained in Sections 2.4, 2.5, 2.6 and 2.7(a) unless the aggregate amount of Damages incurred by Parent exceeds $2,500,000 (the "Stockholders Basket Amount"); provided that any Stockholder liability for such Damages shall be limited to the amount of Damages in excess of the Stockholders Basket Amount. Notwithstanding anything to the contrary contained herein, there shall be no liability for indemnification from any Stockholder for any breach of, or failure to comply with, any representation, warranty, covenant or agreement contained herein if such breach or failure to comply (i) has been waived by Parent on or prior to the Closing Date or (ii) relates, directly or indirectly, to any matters within the subject matter set forth in Section 2.23.

  SECTION 8.3  Indemnification Based on Private Placement Disclosures.  (a)
The Stockholders shall, jointly and severally, indemnify, defend, save and hold harmless Parent and its officers, directors and controlling persons (as defined in the Securities Act) and the Company (the "Parent Indemnitees")
against and in respect of  any claim made by any Stockholder   based on any
untrue statement of a material fact (or alleged untrue statement of material fact) contained in the Disclosure Information or the omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made) not misleading, unless any such statement (or alleged statement) or omission (or alleged omission) was made in reliance upon and in conformity with information specifically furnished by Parent or its representatives for use in the Disclosure Information.

  (b) Parent shall indemnify, defend, save and hold harmless each Stockholder against and in respect of any claim made by such Stockholder that any statement in the Disclosure Information made in reliance upon and in conformity with information specifically furnished by Parent or its representatives for use in the Disclosure Information was an untrue statement of a material fact or that any omission from the Disclosure Information made in reliance upon and in conformity with information specifically furnished by Parent or its representatives for use in the Disclosure Information was an omission of a material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made) not misleading.

  (c) The Stockholders shall have no right to seek contribution from the Company or Parent in the event that they are required to make any payments under this Article 8. Each Stockholder shall have the right to seek contribution from each other Stockholder in the event that he, she or it is required to make any payments under Section 8.3(a); provided, however, that such right of contribution shall be based solely upon the relative aggregate amounts that the Stockholders received on account of the Exchange.

  SECTION 8.4 Indemnification by Parent. Parent shall indemnify, defend, save and hold harmless any Stockholder against and in respect of all Damages (including any Tax Loss) incurred by such Stockholder arising out of or otherwise related to (a) any misrepresentation or breach of any representation or warranty made by Parent in Article 3 (other than in Section 3.10) or in any certificate or document furnished by Parent to the Stockholders pursuant to this Agreement or (b) the nonperformance or breach of any covenant or agreement of Parent contained in this Agreement.

There shall be no liability for indemnification from Parent under any representation, warranty, covenant or agreement contained herein unless the aggregate amount of Damages incurred by all Stockholders exceeds $5,000,000 (the "Parent Basket Amount"); provided, that any Parent liability for such Damages shall be limited to the amount of Damages in excess of the Parent Basket Amount. Notwithstanding anything to the contrary contained herein, there shall be no liability for indemnification from Parent for any breach of, or failure to comply with, any representation, warranty, covenant or agreement contained herein if such breach or failure to comply (i) has been waived by the Stockholders on or prior to the Closing Date or (ii) relates, directly or indirectly, to any matters within the subject matter set forth in Section 3.10.

  SECTION 8.5 Claims Against Indemnified Parties. (a) L. David Myatt has been designated as the representative of the Stockholders (the "Stockholders Representative") to whom claims or demands upon Stockholders for indemnification under this Article 8 shall be made and who shall have certain rights and responsibilities as set forth herein.

  (b) If any Parent Indemnitee or any Stockholder (an "Indemnified Party") believes that it or he has suffered or incurred or may suffer or incur any Damages under this Article 8, such Indemnified Party shall so notify either the Stockholders through the Stockholders Representative, the relevant Stockholder or Parent (the "Indemnifying Party"), as appropriate, with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 8.5 shall not affect any of such party's rights under this Article 8 except to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

  (c) With respect to claims or demands by third parties, following receipt of notice pursuant to Section 8.5(b) hereof, the Indemnifying Party shall have the right at his, its or their own expense to undertake the defense of any such claims or demands utilizing counsel selected by the Stockholders Representative, the relevant Stockholder or Parent, as the case may be, and approved by the Indemnified Party, which approval shall not be unreasonably withheld. Any such undertaking of the defense of any such claims or demands by or on behalf of the Indemnifying Party shall be an acknowledgment and agreement that such claim or demand, if true, constitutes indemnifiable Damages. In the event that the

Indemnifying Party shall fail to give notice of their, its or his intention to undertake the defense of any such claim or demand within 30 days after receiving notice that it has been asserted or threatened, the Indemnified Party shall have the right to satisfy and discharge the same by payment, compromise or otherwise.

  (d) If an Indemnified Party believes it or he has incurred Damages which are subject to indemnification under this Article 8 and do not involve a third party claim or demand, it or he shall forward notice thereof to either the Stockholders Representative, the relevant Stockholder or Parent as specified in
Section 8.5(b) hereof, and shall state the amount of Damages it or he believes it or he has suffered, and shall provide, in reasonable detail the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated (a "Damages Notice"). No later than 30 days after receipt of a Damages Notice from an Indemnified Party, the Indemnifying Party shall deliver or cause to be delivered to the Indemnified Party either a notice accepting such claim for Damages or a notice that the Indemnifying Party disputes such claim for Damages. A notice by the Stockholders Representative accepting a claim for Damages under Section 8.3(a) shall be binding on all of the Stockholders. A failure to provide notice disputing a claim for Damages within 30 days of receipt of a Damages Notice shall be deemed acceptance of the relevant claim by the relevant Indemnifying Party.

  SECTION 8.6 Fees and Expenses. Notwithstanding any other provision in this Agreement, in the event of any dispute or controversy governed by this Article 8, the prevailing party in such dispute shall, in addition to any other remedies such prevailing party may obtain in such dispute, be entitled to recover from the other parties thereto all of its or his reasonable legal fees and out-of-pocket costs incurred by such party in enforcing or defending its or his rights hereunder.

  SECTION 8.7  Fraud; Willful Breach.  Any limitations set forth in this
Article 8 on the right of any party hereto to indemnification hereunder shall not apply to the extent that Damages are incurred by such party as the result of fraud or the willful breach of any representation, warranty, agreement or covenant by another party to this Agreement.

                                   ARTICLE 9

                               GENERAL PROVISIONS

  SECTION 9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to a party at one of the following addresses (or at such other address for a party as shall be specified by like notice) or sent to a party by electronic transmission to the telecopier number specified below:

  (a)  If to Parent:

     Quaker State Corporation
     255 Elm Street
     Oil City,  PA  16301
     Attention:  Herbert M. Baum
     Telecopier No.:  (814) 676-7920

   with a copy to:

     Kirkpatrick & Lockhart
     1500 Oliver Building
     Pittsburgh, PA  15222
     Attention:  Charles J. Queenan, Jr., Esq.
     Telecopier No.:  (412) 355-6501

  (b)  If to the Company or the Stockholders:

     Westland Oil Company, Inc.
     2740 Valley View Drive
     Shreveport,  LA  71108
     Attention:  Mr. L. David Myatt, President
     Telecopier No.:  (318) 683-4300

   with a copy to:

     Cook, Yancey, King & Galloway
     1700 Commercial National Tower
     Shreveport,  LA  71120-2260
     Attention:  Jerald R. Harper, Esq.
     Telecopier No.:  (318) 227-2606

  SECTION 9.2 Fees and Expenses. The Reorganization Expenses of the Company and the Stockholders shall be assumed by Parent and paid directly by Parent to the person or persons entitled to payment for such Reorganization Expenses on or before the Closing Date and any Reorganization Expenses not calculated and presented to Parent on the Closing Date shall be assumed and paid directly by Parent 30 days from the date such Reorganization Expenses are submitted to Parent, by certified funds to the extent that such expenses have been previously disclosed to Parent by the Company in accordance with the letter agreement dated as of the date hereof between the Company and Parent, provided, however, that in no event shall Parent provide funds (directly or indirectly, whether by way of reimbursement or otherwise) in respect of Reorganization Expenses to the Company or any Stockholder. All other out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates which do not constitute Reorganization Expenses) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and all other matters related to the closing of the transactions contemplated hereby shall be borne solely and entirely by the party incurring such expenses.

  SECTION 9.3 Means of Payment. Notwithstanding any other provision of this Agreement to the contrary, after the Closing Date if any amount is owed to any Stockholder (pursuant to Article 8 hereof or otherwise) and if the payment of such amount in cash could reasonably be expected to result in the exchange of the Company Shares for the Parent Shares not being treated as a tax-free reorganization under Section 368(a)(1) of the Code, then subject to any requirements of applicable law or stock exchange requirements, such payment shall be made in shares of Parent Common Stock, with the number of such shares to be calculated by dividing the amount owed by the closing sale price of Parent Common Stock on the Closing Date, and each party shall provide all reasonable cooperation to the others so as to effect the foregoing.

  SECTION 9.4  Certain Definitions.  For purposes of this Agreement, the term:

  (a) "Affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

  (b)  "Company Competing Transaction" means any of the following involving the
Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such terms are defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing.

  (c) "Company Material Adverse Change" or "Company Material Adverse Effect" means any change or effect or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect or any combination of any of the foregoing that is materially adverse to (i) the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company or (ii) the ability of the Stockholders to cause the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

  (d) "Confidentiality Agreement" refers to letter agreements executed by Parent and the Company on August 3, 1994.

  (e) "Credit Line Apportionment" means a transaction or transactions by which the current existing debt under the Credit, Security and Guaranty Agreement dated June 25, 1993, by and between Specialty Oil Company, Inc.-I, Specialty Oil Company, Inc.-II, Specialty Oil Company, Inc.-III (the "Specialty Companies"), the Company, L. D. Myatt, Dennis M. Myatt, Jr., and Commercial National Bank of Shreveport, and all amendments to such agreement, in the approximate amount of $30,000,000, which is a joint and several obligation of the Specialty Companies and the Company is converted to several obligations of the Company on the one hand and the Specialty Companies on the other based upon the current debt allocable to each such company.

  (f) "Knowledge" or "known" means, with respect to Parent or the Company as to any matter in question, if an executive officer of Parent or the Company has actual knowledge of such matter or should have had knowledge of such matter if he or she had performed his or her duties as such in the manner required by applicable law and, with respect to a Stockholder as to any matter in question, means actual knowledge of such matter and, if such Stockholder is an officer of the Company, also includes knowledge which such Stockholder should have had if he had fulfilled his duties as such in the manner required by applicable law.

  (g)  "NYSE" means the New York Stock Exchange, Inc.

  (h) "Parent Material Adverse Effect" means any effect or any development that, insofar as can reasonably be foreseen, is likely to result in any effect or any combination of any of the foregoing that is materially adverse to (i) the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Parent and its subsidiaries, taken as a whole or
(ii)
the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

  (i) "Parent Transaction" means any of the following involving Parent: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Parent and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of Parent Common Stock; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any group having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of Parent Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing, other than in all such cases any such transactions disclosed to the Agent prior to the date hereof.

  (j) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group.

  (k) "Reorganization Expenses" means expenses of the Company, the Stockholders or both which are solely and directly related to the Exchange in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

  (l) "Special AAA Distribution" means the distribution declared by the Company on July 7, 1994, payable to the Stockholders in the total amounts set forth in Section 2.3 of the Company Disclosure Schedule.

  (m) "Subsidiary" or "subsidiaries" of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  (n) "Tax" or "Taxes" means any and all taxes, charges, fees and levies payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

  SECTION 9.5 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  SECTION 9.7 Entire Agreement. This Agreement (together with the Exhibits, Schedules, and certificates and documents referred to herein) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

  SECTION 9.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that any Stockholder may assign its rights hereunder to a "Permitted Transferee" (as such term is defined in the Registration Rights Agreement) so long as any such Permitted Transferee shall enter into an assignment agreement that shall provide that such person shall become a party to this Agreement as of the date thereof as fully as if such person had executed this Agreement as of the date hereof.

  SECTION 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 5.5 hereof), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  SECTION 9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

  SECTION 9.12 Agent. The Stockholders acknowledge the appointment of L. David Myatt as their joint and several agent in accordance with the terms of the Agreement and they shall be bound by any action taken or failure to act by
L. David Myatt as such agent which conforms with the requirements of this Agreement, regardless of whether any such Stockholder agrees with such action or failure to act.

  SECTION 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, Parent and the Stockholders have as of the date first written above executed this Agreement.

                                  QUAKER STATE CORPORATION


                                  By: /s/ Herbert M. Baum
                                     -------------------------------
                                     Name:
                                     Title:


                                      /s/ L. David Myatt
                                     -------------------------------
                                     L. DAVID MYATT


                                      /s/ Margaret Tenney Myatt
                                     -------------------------------
                                     MARGARET TENNEY MYATT

                                    /s/ Dennis M. Myatt
                                    -------------------------------
                                    DENNIS M. MYATT, JR.


                                    /s/ Mary Anne McClendon Myatt
                                    ------------------------------
                                    MARY ANNE MCCLENDON MYATT

                                    /s/ Dennis M. Myatt, III
                                    ------------------------------
                                    DENNIS M. MYATT, III



                                    /s/ Dennis M. Myatt
                                    --------------------------------
                                    Dennis M. Myatt, Jr., in his capacity
                                    as Trustee of the "LDM WESTLAND TRUST 1,"
                                    a trust created under the laws of the
                                    State of Louisiana on October 8, 1992


                                    /s/ Dennis M. Myatt
                                    --------------------------------
                                    Dennis M. Myatt, Jr., in his capacity
                                    as Trustee of the "LDM WESTLAND TRUST 2,"
                                    a trust created under the laws of the
                                    State of Louisiana on October 8, 1992


                                    /s/ Sarah Myatt O'Dom
                                    --------------------------------
                                    Sarah Myatt O'Dom, in her capacity as
                                    Trustee of the "DMM WESTLAND TRUST,"
                                    a trust created under the laws of the
                                    State of Louisiana on October 8, 1992

       LIST OF OMITTED EXHIBITS AND SCHEDULES - STOCK EXCHANGE AGREEMENT


Omitted Exhibits:
- - ----------------
A.  Registration Rights and Transfer Agreement
B-1 through B-10.  Employment Agreements with Certain Employees of Westland
    Oil Company, Inc.
C.  Agreement to Buy and Sell Related to Certain Assets of Moon Realty
D. Indemnification Agreement Between Quaker State Corporation and L. D. Myatt and D. M. Myatt, Jr.
E.  List of Matters to be Covered in Opinion of Cook, Yancey, King & Galloway
F.  List of Matters to be Covered in Opinion of Kirkpatrick & Lockhart
G.  Letter of Quaker State Corporation Related to Certain Tax Matters

Schedule 1.1  Allocation of Shares for Exchange of Stock


Omitted Schedules:
- - -----------------
Company Disclosure Schedule -

Section 2.1    Jurisdictions in Which Company is Authorized to do Business

Section 2.3 Equity Capitalization and Stock Ownership of the Company; Dividend Distribution

Section 2.4    List of Information Presented to Shareholders

Section 2.7    List of Required Filings and Consents to Transaction

Section 2.11   Absence of Changes or Events

Section 2.12   Absence of Litigation

Section 2.13   Indebtedness of the Company

Section 2.14   List of Contracts of the Company

Section 2.15   List of Real Property Leases and Fee Owned Properties of the
               Company

Section 2.16   List of Liens on Personal Property of the Company

Section 2.17   List of Employee Benefit Plans and Other Labor Matters

Section 2.20   List of the Company's Insurance

Section 2.23   Environmental Matters

Section 2.24 List of Trade Names and Trademarks and Other Intellectual Property Matters

Section 4.2(f) List of Assets to be Purchased by Stockholders Prior to Closing

 Section 4.4  List of Current Distribution Agreements Involving the Company


Parent Disclosure Schedule:

Section 5.1 List of Jurisdictions in which Quaker State is Qualified to do Business
Section 5.3   List of Options and Other Rights to Purchase Quaker State
              Common Stock

Section 5.5   List of Filings and Consents Necessary to Transaction

Section 5.7   Absence of Certain Changes

Section 5.8   List of Certain Litigation of Quaker State


Quaker State hereby agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule.